EXHIBIT 10.6

AGREEMENT TO JOIN IN THE FILING OF

CONSOLIDATED FEDERAL INCOME TAX RETURNS

THIS AGREEMENT is made and entered into this 15th day of January, 1998, between Crescent Banking Company (the “Holding Company”), and Crescent Mortgage Services, Inc. (“CMS”).

WITNESSETH:

WHEREAS, the Holding Company is the owner of 80% or more of the outstanding shares of stock of CMS and may, therefore, include the income and expense of CMS in the Holding Company’s consolidated Federal income tax returns; and

WHEREAS, the parties desire to set forth their agreement as to the filing of such returns and the payment of the related consolidated Federal income tax liability;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto do hereby agree as follows:

1. Filing and Preparation of Future Returns. CMS agrees to consent to joining with the Holding Company and its consolidated subsidiaries in the filing of consolidated Federal income tax returns for the taxable year ending December 31, 1997 and each taxable year thereafter, in accordance with applicable income tax laws and regulations. The Holding Company agrees that it will prepare and file in a timely manner all Federal and other income tax returns required to be filed on behalf of the Holding Company and its consolidated subsidiaries, including CMS, and will pay the taxes shown to be due thereon.

2. Estimated Payments. For the taxable year ended December 31, 1997 and each taxable year thereafter, the parties shall prepare a computation of the minimum estimated quarterly income tax payments which would be required to be paid by CMS if it were to report its income and expenses to the Internal Revenue Service as a separate entity and avoid the imposition of an addition to its tax for underpayment of estimated income tax payments. CMS shall pay to the Holding Company an amount equal to each such estimated income tax payment on the date on which CMS would have been required to make such estimated income tax payment if it were reporting to the Internal Revenue Service as a separate entity. Such payments shall be made to the Holding Company irrespective of whether or not the Holding Company shall have any liability for estimated income tax payments with respect to any such period.

3. Year End Taxes.

(a) For the taxable year ended December 31, 1997 and every taxable year thereafter the parties shall prepare a computation of the Federal income tax expenses to the Internal Revenue Service as a separate entity.

(b) CMS shall pay to the Holding Company an amount equal to the income tax liability computed under paragraph 3(a) above, reduced by the amount of any credits attributable to the assets or operations of CMS and further reduced by the amount of any estimated tax payments made to the Holding Company under the provisions of paragraph 2 above.

(c) In the event the computation of CMS’s income tax liability under paragraph 3(a) above shall reflect that a loss was incurred for any year, and that a refund would have been due as a result of certain loss carryback provisions of the Internal Revenue Code, then the Holding Company shall pay to CMS an amount equal to such hypothetical income tax refund plus the amount of any estimated tax payments for such year made to the Holding Company; provided, however, in no event shall the Holding Company be required to make any payment hereunder in excess of the aggregate of all payments made by CMS to the Holding Company under paragraphs 2 and 3(b) hereof.

(d) Payments required under paragraph 3(b) or paragraph 3(c) above shall be made on the date on which CMS would have been required to make a final income tax payment with respect to such year on the assumption that CMS would have had income tax liability for such year.

4. Other Income Taxes. In the event there shall be imposed on CMS any state or local tax based on net income to which the principles of consolidated income taxation such as those presently in effect under Federal income tax rules may be applied and practical, CMS and the Holding Company agree that the above agreements shall also be applicable with respect to such state or local income taxes.

5. Termination. This Agreement shall continue in effect until terminated by mutual agreement of the parties and supersedes any and all prior agreements, written or oral, concerning the subject matter thereof.

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